Exhibit 10.2.(a)

EXECUTION COPY

STOCKHOLDERS’ AGREEMENT
(Aurora Entities Version)

STOCKHOLDERS’ AGREEMENT, dated as of March 5, 2007 (this “Agreement”), among MEGGITT-USA, INC., a Delaware corporation (“Purchaser”), certain of the stockholders of K & F INDUSTRIES HOLDINGS, INC., a Delaware corporation (the “Company”) listed on the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”) and the Company.

WHEREAS, Purchaser, Ferndown Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Company propose to simultaneously herewith enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Merger Sub with and into the Company;

WHEREAS, as of the date hereof, each Stockholder is both the record and beneficial owner (as such term is defined in Rule 13d-3 of the Exchange Act) of that number of shares of Common Stock set forth in column 1 opposite its name on Schedule A to this Agreement (subject to adjustment as contemplated herein, the “Owned Shares”);

WHEREAS, in addition to the Owned Shares, the Stockholders have the irrevocable proxy power to vote, individually and as a group, as of the date hereof, an aggregate of 2,743,753 shares of Common Stock (subject to adjustment as contemplated herein, the “Proxy Shares”), pursuant to that certain Securityholders Agreement dated November 18, 2004, as amended by the First Amendment dated as of December 27, 2004 and as further amended by the Second Amendment dated as of April 27, 2005 (the “Securityholders’ Agreement”);

WHEREAS, in addition to the Owned Shares and the Proxy Shares, certain additional stockholders have agreed to vote, as of the date hereof, an aggregate of 6,111,850 shares of Common Stock (subject to adjustment as contemplated herein, the “Voting Shares” and, collectively with the Owned Shares and the Proxy Shares, the “Subject Shares”) in such manner as the Stockholders shall vote, including with respect to all matters required by this Agreement, pursuant to and subject to the terms of the Securityholders’ Agreement; and

WHEREAS, as a condition to the willingness of Purchaser and Merger Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, Purchaser has requested that the Stockholders enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.  Representations, Warranties and Covenants of the Stockholders.  Each Stockholder hereby represents and warrants, on a several and not joint basis, to Purchaser as of the date hereof as follows:

(a)           Authority.  Such Stockholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by such Stockholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder.

(b)           Execution; Delivery; Securityholders’ Agreement.  Such Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general principles of equity.  No consent of, or registration or filing with, any Governmental Entity is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) such reports, schedules or statements under the Exchange Act as may be required to be filed by such Stockholder in connection with this Agreement and the transactions contemplated hereby and (ii) such consents, registrations or filings by such Stockholder the failure of which to be obtained or made would not have an adverse effect on such Stockholder’s ability to timely perform its obligations hereunder.  The Securityholders’ Agreement is the valid and binding obligation of such Stockholder, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general principles of equity.  Such Stockholder will not consent or permit any termination, cancellation, amendment, waiver or modification of the Securityholders’ Agreement that would, individually or in the aggregate, reasonably be expected to impair the ability of such Stockholder to timely perform its obligations under this Agreement or prevent or delay the consummation of the transactions contemplated by the Merger Agreement.

(c)           The Owned Shares.  Such Stockholder is the record and beneficial owner of the Owned Shares set forth in column 1 opposite its name on Schedule A, free and clear of (i) any Encumbrances (other than the Merger Agreement and those created by the Securityholders’ Agreement) and (ii) any restrictions whatsoever with respect to the ownership, transfer or voting of the Owned Shares that would, individually or in the aggregate, reasonably be expected to impair the ability of the Stockholder to timely perform its obligations under this Agreement or prevent or delay the consummation of the transactions contemplated by the Merger Agreement.  None of such Owned Shares are subject to any voting trust or other voting agreement, except pursuant to the Securityholders’ Agreement or as contemplated by this Agreement.  Except for the Subject Shares, such Stockholder does not own beneficially or of record any common stock or other voting securities of the Company on the date hereof, and does not, directly or indirectly, own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote under the Company’s Charter, applicable Law or otherwise.

(d)           The Proxy Shares.

(i)            As of the date hereof, such Stockholder has the power to vote by proxy, pursuant to the Securityholders’ Agreement, all of the shares of Common Stock that constitute Proxy Shares as of the date hereof.

(ii)           The parties acknowledge that neither the Securityholders’ Agreement nor this Stockholders Agreement prohibit any record owner of the shares of Common Stock that constitute, as of the date hereof, Proxy Shares, from selling or transferring any or all such shares of Common Stock, and neither the Company nor any Stockholder shall have any liability, hereunder, under the Merger Agreement or otherwise, to Purchaser, Merger Sub or Parent if any such record owner transfers or sells any such shares of Common Stock at any time prior to the Effective Time.  If any such record owner of shares of Common Stock that constitute, as of the date hereof, Proxy Shares, sells or transfers any such shares of Common Stock, then such shares of Common Stock shall, effective upon such sale or transfer, no longer constitute Proxy Shares and the number of shares of Common Stock then subject to the definition of Proxy Shares hereunder shall be adjusted accordingly.

(iii)          As of the Effective Time, such Stockholder will have the power to vote by proxy, pursuant to the Securityholders’ Agreement, all of the shares of Common Stock that constitute Proxy Shares as of the Effective Time.

(e)           The Voting Shares.

(i)            As of the date hereof, such Stockholder has the contractual rights, in its favor, set forth in Section 7.2 of the Securityholders’ Agreement, with respect to all of the shares of Common Stock that constitute, as of the date hereof, Voting Shares.

(ii)           The parties acknowledge that neither the Securityholders’ Agreement nor this Stockholders Agreement prohibit any record owner of the shares of Common Stock that constitute, as of the date hereof, Voting Shares, from selling or transferring any or all such shares of Common Stock, and neither the Company nor any Stockholder shall have any liability, hereunder, under the Merger Agreement or otherwise, to Purchaser, Merger Sub or Parent if any such record owner transfers or sells any such shares of Common Stock at any time prior to the Effective Time.  If any such record owner of shares of Common Stock that constitute, as of the date hereof, Voting Shares, sells or transfers any such shares of Common Stock, then such shares of Common Stock shall, effective upon such sale or transfer, no longer constitute Voting Shares and the number of shares of Common Stock then subject to the definition of Voting Shares hereunder shall be adjusted accordingly.

(iii)          As of the Effective Time, such Stockholder will have the contractual rights, in its favor, set forth in Section 7.2 of the Securityholders’ Agreement, with respect to all of the shares of Common Stock that constitute, as of the Effective Time, Voting Shares.

(f)            No Conflicts.  Subject to appropriate filings by such Stockholder under the Exchange Act (which such Stockholder agrees to make as and to the extent required by the Exchange Act), to the extent applicable, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination or acceleration under, (i) any organizational or constituent document of such Stockholder (ii) the Securityholders’ Agreement, (iii) any loan or credit agreement, bond, note, mortgage, indenture, lease or any other contract, agreement or instrument to which such Stockholder or is a party or by which such Stockholder or any of the Subject Shares is bound or (iv) any Law or Order applicable to such Stockholder; except, in the case of clauses (iii) and (iv) above, for any such violation, breach, default or right of termination or acceleration that does not impair or materially delay such Stockholder’s ability to perform its obligations hereunder.

Section 2.  Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to each Stockholder as follows:

(a)           Authority.  Purchaser has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by Purchaser of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser.

(b)           Execution; Delivery.  Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general principles of equity.  No consent of, or registration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than as set forth in the Merger Agreement.

(c)           No Conflicts.  Subject to compliance by Purchaser with the Regulatory Filings, neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder will result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination or acceleration under, (i) Purchaser’s certificate of incorporation or similar constituent documents, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or any other contract, agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or (iii) any Law or Order applicable to Purchaser; except, in the case of clauses (ii) and (iii) above, for any such violation, breach, default or right of termination or acceleration that does not impair or materially delay Purchaser’s ability to perform its obligations hereunder.

Section 3.  Agreement to Vote Proxy Shares and Owned Shares; Agreement with Respect to Voting Shares.  Each Stockholder agrees that, during the term of this Agreement, at any meeting of the stockholders of the Company, however called, such Stockholder shall vote (or cause to be voted) (i) all of the shares of Common Stock that constitute, at the time of any such meeting, Proxy Shares, and (ii) all of the Owned Shares (A) in favor of the Merger, the adoption of the Merger Agreement and each other action contemplated by the Merger Agreement and any actions required in furtherance hereof or thereof and (B) against the adoption of any Acquisition Proposal.  Each Stockholder further agrees that, during the term of this Agreement, in connection with any meeting of the stockholders of the Company, however called, such Stockholder shall give such instructions, notice or other information, in accordance with the terms of the Securityholders’ Agreement, and use its commercially reasonable efforts (but in no event will any such Stockholder be obligated to initiate litigation), to cause all of the shares of Common Stock that constitute, at the time of any such meeting, Voting Shares to be voted in accordance with the terms of the Securityholders’ Agreement and this Agreement (i) in favor of the Merger, the adoption of the Merger Agreement and each other action contemplated by the Merger Agreement and any actions required in furtherance hereof or thereof and (ii) against the adoption of any Acquisition Proposal.  The foregoing provisions shall also apply to the extent appropriate in the event of stockholder action by written consent to the extent permitted in the Company’s Certificate of Incorporation.

Section 4.  Provisions Concerning Common Stock.  Concurrently with this Agreement, each Stockholder has duly executed and delivered an irrevocable proxy in the form attached as Exhibit A hereto (the “Irrevocable Proxy”) appointing Purchaser and any of its authorized Representatives as such Stockholder’s proxy with the power to vote, at any meeting of stockholders of the Company, however called, or in any other circumstance upon which the vote or other approval of holders of Common Stock is sought, all of such Stockholder’s Owned Shares and Proxy Shares:  (i) in favor of the Merger, the adoption of the Merger Agreement and each other action contemplated by the Merger Agreement and any actions required in furtherance hereof or thereof and (ii) against the adoption of any Acquisition Proposal.  In addition to the other covenants and agreements of such Stockholder provided for elsewhere in this Agreement, from the execution of this Agreement until the first to occur of the Effective Time or the Termination Date, none of the Stockholders shall amend, waive, cancel or terminate the Securityholders’ Agreement or enter into any agreement, arrangement or understanding with any Person or entity to refrain from taking any of the actions described in clause (i) or (ii) of the foregoing sentence, or the effect of which would be inconsistent with or violate the provisions and agreements contained in this Section 4, in any case without the prior written consent of Purchaser.

Section 5.  Capture; No Transfers; Waiver of Appraisal Rights.

(a)           If the Merger Agreement is terminated pursuant to Sections 7.2(a) or (c), 7.3(a) or (b) or 7.4(c) of the Merger Agreement (a “Triggering Termination”) and any of a Stockholder’s Owned Shares are sold, transferred, exchanged, canceled or disposed of in connection with, or as a result of (including any disposition following announcement of), any Acquisition Proposal within the meaning of Section 7.6(b)(i) of the Merger Agreement (whether or not such Acquisition Proposal was made prior to termination of the Merger Agreement or by the same Person) under circumstances in which the Company is required to pay a Break-Up Fee under the Merger Agreement at any time after such termination but prior to (or pursuant to a definitive agreement entered into prior to) the one year anniversary of the date of the Triggering Termination (an “Alternative Disposition”) then, simultaneously with the closing of such Alternative Disposition, the Stockholders shall each tender and pay to, or shall cause to be tendered and paid to, Purchaser, or its designee, in immediately available funds, the product of

(A) .50, multiplied by (B) the number of Owned Shares owned by such Stockholder and Transferred pursuant to the Alternate Disposition, and multiplied by (C) the remainder that results when (y) the Per Share Merger Consideration is subtracted from (z) the Per Share Alternative Transaction Consideration.  As used in this Section 5, “Per Share Alternative Transaction Consideration” shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration payable or to be paid, directly or indirectly, with respect to each Owned Share in connection with or as a result of such Alternative Disposition.

(b)           For purposes of determining Per Share Alternative Transaction Consideration under this Section 5:  (i) all non-cash items shall be valued based upon the fair market value thereof as determined by an independent expert selected by Purchaser and who is reasonably acceptable to a majority in interest of the Stockholders, (ii) all deferred payments or consideration shall be discounted to reflect a market rate of net present value thereof as determined by the above-referenced independent expert, and (iii) all contingent payments will be due when paid.  In the event any contingent payments not previously included in the determination of Per Share Alternative Consideration ultimately are paid with respect to the Owned Shares pursuant to an Alternative Disposition, then such Stockholder shall pay to Purchaser fifty percent of any amounts paid with respect to such Owned Shares in respect of such uncollected contingent payments promptly after receipt thereof, and each Stockholder agrees to use its commercially reasonable efforts to earn, collect and receive such contingent payments.

(c)           Other than pursuant to this Agreement or as contemplated by the Merger Agreement, each Stockholder shall not: (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement or instrument with respect to or consent to the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (collectively, “Transfer”) any Owned Shares to any third party; (ii) deposit any Owned Shares or Proxy Shares into a voting trust; (iii) grant any proxies or powers of attorney or enter into a voting agreement with respect to any of the Owned Shares or Proxy Shares; or (iv) enter into any other agreement or instrument with respect to the voting of any of the Subject Shares.  This Section 5(c) shall terminate upon a termination of this Agreement or the Merger Agreement except as provided in Section 5(d).

(d)           The parties acknowledge that neither the Securityholders’ Agreement nor this Stockholders Agreement prohibit any Stockholder, after the termination of Section 5(c) hereof, from selling or transferring any or all shares of Common Stock that constitute Owned Shares; and neither the Company nor any Stockholder shall have any liability, hereunder, under the Merger Agreement or otherwise, to Purchaser, Merger Sub or Parent if any such record owner transfers or sells any such shares of Common Stock at any time after such termination.  If any such record owner of shares of Common Stock that constitute, as of the date hereof, Owned Shares, sells or transfers any such shares of Common Stock, then such shares of Common Stock shall, effective upon such sale or transfer, no longer constitute Owned Shares and the number of shares of Common Stock then subject to the definition of Owned Shares hereunder shall be adjusted accordingly.  Notwithstanding the foregoing, each Stockholder agrees that, after public announcement by the Company of an Alternative Disposition, if any, and

for so long as an Alternative Disposition is pending and not withdrawn, that such Stockholder will not Transfer any shares of Common Stock that, as of such time, constitute Owned Shares.

(e)           Each Stockholder hereby waives, and agrees not to seek, assert or perfect any appraisal rights under Section 262 of the DGCL in connection with the Merger as it relates to the Owned Shares.

Section 6.  Solicitation.  Each Stockholder shall, and shall cause each agent and representative (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by the Stockholder or any such representative) (each, a “Stockholder Representative”) of the Stockholder to comply with the provisions of Section 5.3 of the Merger Agreement.

Section 7.  Termination; Damages.

(a)           This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) other than with respect to the provisions (except for paragraph (c) thereof) of Section 5 which shall survive any such termination, the termination of the Merger Agreement.

(b)           In the event of a breach of this Agreement by any Stockholder and the Merger Agreement is terminated without the Merger being consummated, the Stockholders shall be jointly and severally liable to Purchaser for liquidated damages hereunder and not as a penalty in an amount equal to the Break-Up Fee and the Purchaser Expenses.  Simultaneous with such termination, the Stockholders shall pay to the Purchaser an amount equal to the Break-Up Fee and the Purchaser Expenses.  The parties further agree that if any Stockholder is or becomes obligated to pay the Break-Up Fee and the Purchaser Expenses pursuant to this Section 7(b), the right to receive the Break-Up Fee and the Purchaser Expenses shall be the sole remedy of the other party hereunder.  Nothing in this Section 7(b) shall relieve any Stockholder from liability for further damages for any willful breach of by any Stockholder of this Agreement.  Any amounts indefeasibly paid pursuant to Section 7.6 of the Merger Agreement by the Company  or pursuant to this Section 7(b) by any of the Stockholders shall offset and reduce any obligation to pay amounts due under the first two sentences of this Section 7(b) at a later date.

Section 8.  Release.  From and after the Effective Time, each Stockholder finally and forever releases Purchaser and the Company, and their respective successors, assigns, officers, directors, servants, employees and all affiliates and Subsidiaries, past and present, of Purchaser and the Company (the “Releasees”) from each and every agreement, commitment, indebtedness, obligation and claim of every nature and kind whatsoever, known or unknown, suspected or unsuspected (each, a “Claim” and collectively, the “Claims”) that (A)such Stockholder may have had in the past, may have as of the date hereof or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against any of the Releasees and (B) has arisen or arises directly out of such Stockholder’s interest as a stockholder of the Company or any of its Subsidiaries; except with respect to (i) any such Claims as are contemplated by this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and (ii) any agreement, commitment, indebtedness, obligation and claim of every nature and kind whatsoever, known or unknown, suspected or unsuspected claim that has arisen or arises directly from an obligation on behalf of the Company or any of its Subsidiaries to indemnify or hold harmless such Stockholder (all such Claims being the “Released Claims”).  Without limiting the provisions set forth above, each Stockholder acknowledges that it has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Pursuant to this statute, as well as any other statutes or common-law principles, whether of federal or state origin, of similar effect, such Stockholder expressly waives any rights with respect to any of the Released Claims, which such Stockholder may have.  In connection with such waivers, such Stockholder acknowledges that it is aware that it may later discover claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true, with respect to the matters released hereby.  Nevertheless, it is the intention of such Stockholder, and each of them, through this release, fully, finally and forever to settle and release all such claims and/or facts.  The parties hereto intend that the provisions regarding the Released Claims be construed as broadly as possible, and incorporate herein similar federal, state or other laws, all of which, with respect to the Released Claims, are similarly waived by each Stockholder.

Section 9.  Several, and Not Joint Liability.     Each Stockholder will be deemed liable hereunder only for the representations, warranties and covenants of such Stockholder; and in no event shall any Stockholder be deemed liable hereunder for any breach or default of any of the representations, warranties and covenants made herein by any other Stockholder.

Section 10.  General Provisions.

(a)           Amendments.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b)           Reliance.  Each Stockholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance under this Agreement.

(c)           Further Assurances.  From time to time, at Purchaser’s request and without further consideration, each Stockholder shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(d)           Adjustments.  In addition to the adjustments, if any, contemplated by Sections 1(d)(ii) and 1(e)(ii) hereof, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Subject Shares or the like or any other action that would have the effect of changing the number of shares of Common Stock owned by a Stockholder or (ii) a Stockholder becomes the record or beneficial owner of any additional shares of Common Stock, then the terms of this Agreement will apply to all of the shares of Common Stock held by such Stockholder immediately following the effectiveness of the events described in clause (i) or clause (ii).  Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Purchaser of the number of any new shares of Common Stock acquired by such Stockholder, if any, after the date hereof.  To the extent this Agreement, together with the other Stockholders” Agreements entered into concurrently herewith, would otherwise result in Purchaser or Parent at any time during the term of this Agreement and prior to the consummation of the Merger becoming the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding shares of Common Stock, the number of Voting Shares subject to this Agreement (other than Voting Shares held by General Electric Company and its Affiliates) shall be deemed to be reduced (but only during the period such excess beneficial ownership above 50% shall exist) by such amount as shall be necessary to cause Purchaser to be the beneficial owner of 50% of the outstanding shares of Common Stock.

(e)           Disclosure.  Each Stockholder hereby permits Purchaser and the Company to disclose in all documents and schedules filed by Purchaser or the Company with the SEC this Agreement and the information contained in this Agreement, to the extent this Agreement and such information are required by the rules and regulations of the SEC to be disclosed therein; provided, however, that such disclosure shall be subject to the prior review and comment by such Stockholder or, prior to the Effective Time, by the Company in accordance with Section 5.16 of the Merger Agreement.  Except as provided in this Agreement or in Section 5.16 of the Merger Agreement, no Stockholder shall issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the Merger or any other transactions contemplated by this Agreement, the Merger Agreement or the Merger without the prior written consent of Purchaser.

(f)            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and Purchaser in accordance with Section 8.1 of the Merger Agreement and to a Stockholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(g)           Interpretation.  The Section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Unless otherwise indicated, whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”   In no event shall this Agreement be construed to constitute the power to vote the common stock of any Subsidiary of the Company.

(h)           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(i)            Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

(j)            Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.  This Agreement is not intended to confer upon any Person other than the parties hereto or Parent any rights or remedies hereunder.

(k)           Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(l)            Waiver of Jury Trial.  THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS STOCKHOLDERS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(L).

(m)          Merger Agreement.   Each party acknowledges that the other parties have been induced to enter into this Agreement (and, in the case of Purchaser, the Merger Agreement) based on the terms and conditions of the Merger Agreement (and, in the case of Purchaser, this Agreement).

(n)           Assignment.  No rights or obligations under this Agreement may be assigned or delegated by operation of Law or otherwise.  Any purported assignment or delegation in violation of this Agreement is void.

(o)           Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Central District of California in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder in the United States District Court for the Central District of California.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  The parties hereto further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law, with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 9(o).  The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of California for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed this Stockholders’ Agreement, all as of the date first written above.

MEGGITT-USA, INC.

By:	/s/ Eric G. Lardiere
Name: Eric G. Lardiere
Title: Vice President, Secretary and General Counsel

K & F INDUSTRIES HOLDINGS, INC.

By:	/s/ Kenneth M. Schwartz
Name: Kenneth M. Schwartz
Title: President and Chief Executive Officer

STOCKHOLDERS:

AURORA EQUITY PARTNERS III L.P.

By:	Aurora Capital Partners III L.P.,
as General Partner

By:	Aurora Advisors III LLC,
as General partner

By:	/s/ Richard K. Roeder
Name: Richard K. Roeder
Title: Secretary

AURORA EQUITY PARTNERS II L.P.

By:	Aurora Capital Partners II, L.P.,
as General Partner

By:	Aurora Advisors II LLC,
as General Partner

By:	/s/ Richard K. Roeder
Name: Richard K. Roeder
Title: Vice President and Secretary

AURORA OVERSEAS EQUITY PARTNERS III, L.P.

By:	Aurora Overseas Capital Partners III, L.P.,
as General Partner

By:	Aurora Overseas Advisors III, LDC,
as General Partner

By:	/s/ Richard K. Roeder
Name: Richard K. Roeder
Title: Secretary

AURORA OVERSEAS EQUITY PARTNERS II, L.P.

By:	Aurora Overseas Capital Partners II, L.P.,
as General Partner

By:	Aurora Overseas Advisors II, LDC,
as General Partner

By:	/s/ Richard K. Roeder
Name: Richard K. Roeder
Title: Vice President and Secretary

SCHEDULE A

Name of	Column 1	Column 2	Column 3
Stockholder	Owned Shares	Proxy Shares	Voting Shares
Aurora Equity Partners III L. P.	8,036,458	2,743,753	6,111,850
Aurora Overseas Equity Partners III, L. P.	90,526	2,743,753	6,111,850
Aurora Equity Partners II L. P.	3,260,350	2,743,753	6,111,850
Aurora Overseas Equity Partners II, L. P.	43,369	2,743,753	6,111,850

EXHIBIT A

IRREVOCABLE PROXY

By its execution hereof, and in order to secure its obligations under the Stockholders’ Agreement of even date herewith (the “Agreement”) among Meggitt-USA, Inc, a Delaware corporation, K & F Industries Holdings, Inc., a Delaware corporation, [Aurora Equity Partners III L.P.] [Aurora Equity Partners II L.P.] [Aurora Overseas Equity Partners III, L.P.] [Aurora Overseas Equity Partners II, L.P.] and the undersigned,  the undersigned hereby revokes all previous proxies and appoints Meggitt-USA and its duly appointed successors as proxy holder to attend and with the power to vote, at any meeting of stockholders of the Company, however called, or in any other circumstance upon which the vote or other approval of holders of Common Stock is sought, all of the undersigned’s Owned Shares and Proxy Shares, with the same effect as if the undersigned had personally attended the meeting or had personally voted the shares or had personally signed the written consent in a manner consistent with Section 3 of the Agreement.  The undersigned further appoints Meggitt-USA and its duly appointed successors to act as the undersigned’s representative and attorney in fact with respect to directing, or causing, the vote of all of the Voting Shares:  (i) in favor of the Merger, the adoption of the Merger Agreement and each other action contemplated by the Merger Agreement and any actions required in furtherance hereof or thereof and (ii) against the adoption of any Acquisition Proposal.  Notwithstanding anything in this Irrevocable Proxy to the contrary, in no event will Meggitt-USA, or any successor proxy holder, be entitled under this Irrevocable Proxy to initiate litigation against any holder of Voting Shares to enforce the terms of the Securityholders’ Agreement.

The undersigned authorizes and directs the proxy holder to file this proxy appointment with the secretary of the Company and authorizes the proxy holder to substitute another person as proxy holder and to file the substitution instrument with the secretary of the Company. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.

This proxy is coupled with an interest and irrevocable until the Effective Time, the termination of the Agreement or such other time as is provided in the Agreement.  This proxy terminates upon termination of the Agreement and is subject to the limitations set forth therein.

Dated:  March 5, 2007

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